Exhibit (a)(1)(v)

AMENDMENT NO. 4

ASSURE HOLDINGS CORP.

OFFER TO EXCHANGE

SHARES OF COMMON STOCK

FOR

OUTSTANDING 9% CONVERTIBLE NOTES DUE 2023 AND 2024

ISSUED BY ASSURE HOLDINGS CORP.

SEPTEMBER 7, 2024

THE CONVERTIBLE NOTE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., DENVER TIME, ON SEPTEMBER 20, 2024 UNLESS EXTENDED (SUCH TIME AND DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

This Amendment No. 4 (this “Amendment No. 4”) amends the information previously provided in the Offer Letter, dated June 21, 2024, as amended by the Amendment No. 1 to the Offer Letter dated July 3, 2024, as amended by the Amendment No. 2 to the Offer Letter dated July 12, 2024 and as amended by the Amendment No. 3 to the Offer Letter dated July 30, 2024 (as amended through July 30, 2024 the “Amended Offer Letter”) of Assure Holdings Corp. (the “Company”), whereby the Company is offering to certain holders of 9% convertible debentures of the Company (“Holders”) issued between December 2019 and April 2020 (the “Assure Convertible Debentures”) the opportunity to exchange, for each $1,000 claim, consisting of principal amount, and accrued and unpaid interest through, and including, September 20, 2024, 1,000 shares of the Company’s common stock (the “Common Stock”) equal to the quotient of $1,000 divided by a per share price of $1.00 (the “Convertible Note Exchange Offer’). Except as amended and supplemented hereby, the information in the Amended Offer Letter remains unchanged. To the extent there are any conflicts between the information in this Amendment No. 4 and the information in the Amended Offer Letter, the information in this Amendment No. 4 hereby replaces and supersedes all such information.

All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Amended Offer Letter.

The amendments set forth below are identical to those set out in Amendment No. 9 to the Tender Offer Statement on Schedule TO (the “Schedule TO-I/A”), which was filed by the Company with the SEC on September 9, 2024. The Schedule TO-I/A amends and supplements the Tender Offer Statement on Schedule TO initially filed by the Company with the SEC on June 21, 2024, as amended on July 3, 2024, July 9, 2024, July 12, 2024, July 22, 2024, July 30, 2024, August 6, 2024, August 20, 2024 and August 26, 2024.

This Amendment No. 4 should be read in conjunction with the Amended Offer Letter and the Letter of Transmittal (as amended). All references to the “Convertible Note Exchange Offer” in the Amended Offer Letter and Letter of Transmittal (as amended) mean the Convertible Note Exchange Offer as amended hereby, all references in such documents to the “Offer Letter” mean the Amended Offer Letter as amended hereby, and all references in such documents to the “Letter of Transmittal” include the Letter of Transmittal, as amended. Except as set forth in the amendments below or as otherwise set forth herein, the terms set forth in the Amended Offer Letter continue to be applicable in all respects. Unless the context requires otherwise, capitalized terms used in this Amendment No. 4 and not defined herein that are defined in the Amended Offer Letter have the respective meanings ascribed thereto in the Amended Offer Letter.

The expiration date of the Convertible Note Exchange Offer has been extended multiple times. On July 22, 2024, the Company extended the Convertible Note Exchange Offer from 11:59 p.m. (Denver Time) on July 19, 2024 to 11:59 p.m. (Denver time) on July 26, 2024. On July 29, 2024, the Company extended the Convertible Note Exchange Offer from 11:59 p.m. (Denver Time) on July 26, 2024 to 11:59 p.m. (Denver time) on August 16, 2024. On August 19, 2024, the Company extended the Convertible Note Exchange Offer from 11:59 p.m. (Denver Time) on August 16, 2024 to 11:59 p.m. (Denver time) on August 23, 2024. On August 26, 2024, the Company extended the Convertible Note Exchange Offer from 11:59 p.m. (Denver Time) on August 23, 2024 to 11:59 p.m. (Denver time) on September 6, 2024. On September 7, 2024, the Company extended the Convertible Note Exchange Offer from 11:59 p.m. (Denver Time) on September 6, 2024 to 11:59 p.m. (Denver time) on September 20, 2024.

The Convertible Note Exchange Offer expires at 11:59 p.m. (Denver time) on September 20, 2024, unless extended by the Company.

The Amended Offer Letter is amended as follows:

(1)	All references to the “Expiration Date” in the Amended Offer Letter are amended to refer to the expiration date as extended by the Company being 11:59 p.m. (Denver time) on September 20, 2024.

(2)

The first paragraph of the cover page under the heading “The Offer” is amended and restated as follows:

“For a limited period of time, Assure Holdings Corp. (“Assure,” “we,” “us,” or the “Company”) is offering to certain holders of 9% convertible debentures of the Company (“Holders”) issued between December 2019 and April 2020 (the “Assure Convertible Debentures”) the opportunity to exchange, for each $1,000 claim, consisting of principal amount, and accrued and unpaid interest through, and including, September 20, 2024, 1,000 shares of the Company’s common stock (the “Common Stock”) equal to the quotient of $1,000 divided by a per share price of $1.00 (the “Convertible Note Exchange Offer”).”

(3)	The fifth paragraph of the cover page under the heading “The Offer” is amended and restated as follows: “Concurrently with the Convertible Note Exchange Offer, the Company is also conducting the following:

• Issuing shares of Common Stock to holders of up to $6 million of the Company’s outstanding accounts payable as part of subscriptions for shares of Common Stock, such issuances to occur from time to time as a price per share equal to the Nasdaq Closing Price immediately prior to the signing of the binding agreements for such subscriptions. Through the date hereof, the Company has issued 60,943 shares of Common Stock to holders of an aggregate of approximately $260,000 of the Company’s outstanding accounts payable at an average price of $4.27 per share.

•	Closing the transactions in its amended and restated memorandum of understanding with Centurion Financial Trust (“Centurion”), dated August 30, 2024, pursuant to which, in exchange for Centurion (a) settling the entirety of the Company’s debenture issued to Centurion on June 9, 2021 (the “Debenture”), including all principal amount of the Debenture being approximately $11 million, and all accrued and unpaid interest and (b) all security interests and guarantees related to the Debenture (the “Centurion Settlement”), the Company will (i) assign certain assets of the Company to Centurion, as set forth below (the “Assigned Assets”), (ii) complete a share payment of 9,135,924 shares of Common Stock (the “Share Payment Shares”), at a price of $0.70 per share for the reduction of the Obligations under the Debenture, and (iii) the Company will obtain settlement of all outstanding claims and obligations of the Company set forth on Exhibit 1 to the Amended and Restated MOU by October 10, 2024. The Company has also agreed to pay to Centurion a cash payment as follows: If between the date of the Amended and Restated MOU and December 10, 2024, the Company closes a public or private offering of the Company’s equity securities for cash, the Company will pay to Centurion fifty percent of the net proceeds in cash and reduce the Share Payment Shares by the equal dollar amount (the “Cash Payment”). The Assigned Assets under the MOU are as follows: (a) at closing, the Company will assign to Centurion 75% of the Company’s portion of federal and state settlements and IDR Awards under the “No Suprises Act” (the “IDR Accounts Receivable”). Centurion will be entitled to cash receipts from the assigned IDR Accounts Receivable in the amount of 75% of the amount to which the Company is entitled of the collected amount of all amounts as collected and the Company will retain rights to cash receipts from the assigned IDR Accounts Receivable as to 25% of the amount to which the Company is entitled of the collected amount and (b) the Company’s Employee Retention Tax Credit refund from the Internal Revenue Service from the tax years 2020 through 2021. The Company has agreed to issue the Share Payment Shares (as disclosed above) on or before September 10, 2024. The closing on the other settlement terms set forth above is to occur on or before October 10, 2024.

•	On July 31, 2024, the Company signed an equity purchase agreement with 0915223 B.C. Ltd., a British Columbia corporation (the “Buyer”), pursuant to which the Buyer agreed to purchase all the equity interests of certain of the Company’s subsidiaries (the “Subsidiaries”) in consideration of the Buyer assuming certain indebtedness of the Subsidiaries totaling approximately $2.6 million (the “Assumed Indebtedness”). In addition, as consideration for the Buyer agreeing to assume the Assumed Indebtedness, the Company as agree to (i) issue the Buyer 450,000 shares of Common Stock, (ii) pay the Buyer $40,000 in cash and (iii) pay the Buyer an additional $40,000 in cash or shares of Common Stock, at the Company’s sole election, within 60 days of the closing of the transaction to acquire the Subsidiaries. The Subsidiaries sold do not hold any material assets of the Company.”

(4)	The first sentence of the sixth paragraph of the cover page under the heading “The Offer” is amended and restated as follows:

“The Offer is made upon the terms in this Offer Letter and related Letter of Transmittal. The Offer will be open until September 20, 2024, at 11:59 p.m. Denver Time, unless otherwise extended by the Company (the period during which the Convertible Note Exchange Offer is open, giving effect to any further extension, is referred to herein as the “Offer Period”).”

(5)

The first sentence of the seventh paragraph of the cover page under the heading “The Offer” is amended and restated as follows:

“If you decide to participate in this offer, you must complete and sign the attached Letter of Transmittal and return them to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com, no later than 11:59 p.m., Denver Time, on September 20, 2024.

(6)

On page 2, the Section heading “Summary – Recent Developments” is supplemented by adding the following:

“On August 30, 2024, the Company entered into a binding amended and restated memorandum of understanding (the “Amended and Restated MOU”) with Centurion pursuant to which the Company and Centurion agreed to amend certain of the terms of that certain binding memorandum of understanding dated July 18, 2024 by and between the Company and Centurion (the “Original MOU”). The Amended and Restated MOU sets forth the terms for the settlement of the Company’s obligations under that certain debenture issued on June 9, 2021 (the “Debenture”) to Centurion, acting on behalf of the lenders thereunder, from time to time (the “Lender”), with a maturity date of June 9, 2025 (the “Maturity Date”), in the principal amount of $11 million related to a credit facility comprised of a $6 million senior term loan (the “Senior Term Loan”), a $2 million senior revolving loan (the “Senior Revolving Loan”) and a $3 million senior term acquisition line (the “Senior Term Acquisition Line” and together with the Senior Term Loan and the Senior Revolving Loan, the “Credit Facility”). The Debenture and the Credit Facility issued pursuant to the terms of a commitment letter dated March 8, 2021 (the “Commitment Letter”).

The Debenture is secured by Centurion’s security interests under that certain General Security Agreement dated June 9, 2021 (the “Security Agreement”) with Centurion, pursuant to which, among other things, the Company and the subsidiaries named therein granted Centurion, in its capacity as agent and nominee to the Lender, a first priority security interest (the “Security Interest”) on all of the assets of the Company and the subsidiaries, respectively, defined as “Collateral” under the Security Agreement (the “Collateral”) and to all “Intellectual Property” (as defined in the Security Agreement, the “Intellectual Property”) of the Company and the subsidiaries. As a further security for the repayment of the Company’s obligations, the subsidiaries of the Company entered into a Guarantee and Indemnity Agreement dated June 9, 2021 (the “Guarantee”, together with the Security Agreement, the “Security Documents”) with Centurion, as lender and as agent and nominee for certain lenders pursuant to the Debenture, pursuant to which the Subsidiaries irrevocably and unconditionally guaranteed to Centurion, as a continuing obligation, the full and punctual payment and performance of the Obligations when due, whether at stated maturity, by acceleration, declaration, demand, or otherwise

Under the Amended and Restated MOU, the Company and Centurion agreed to settle the Company’s obligations under the Debenture in accordance with (i) the assignment of certain assets of the Company to Centurion, as set forth below (the “Assigned Assets”), (ii) the completion of a share payment of 9,135,924 shares of common stock (the “Share Payment Shares”), at a price of $0.70 per share for the reduction of the Obligations under the Debenture, and (iii) the Company obtaining settlement of all outstanding claims and obligations of the Company set forth on Exhibit 1 to the Amended and Restated MOU by October 10, 2024.

The Company has also agreed to pay to Centurion a cash payment as follows: If between the date of the Amended and Restated MOU and December 10, 2024, the Company closes a public or private offering of the Company’s equity securities for cash, the Company will pay to Centurion fifty percent of the net proceeds in cash and reduce the Share Payment Shares by the equal dollar amount (the “Cash Payment”).

The Assigned Assets under the MOU are as follows:

(e) At closing, the Company will assign to Centurion 75% of the Company’s portion of federal and state settlements and IDR Awards under the “No Suprises Act” (the “IDR Accounts Receivable”). Centurion will be entitled to cash receipts from the assigned IDR Accounts Receivable in the amount of 75% of the amount to which the Company is entitled of the collected amount of all amounts as collected and the Company will retain rights to cash receipts from the assigned IDR Accounts Receivable as to 25% of the amount to which the Company is entitled of the collected amount.
(f) The Company’s Employee Retention Tax Credit refund from the Internal Revenue Service from the tax years 2020 through 2021.

The Company has agreed to issue the Share Payment Shares (as disclosed above) on or before September 10, 2024. The closing on the other settlement terms set forth above (the “Settlement Terms”) is to occur on or before October 10, 2024 (the “Closing Date”).

Under the Amended and Restated MOU, Centurion has agreed that closing on the Settlement Terms on or before the Closing Date constitutes complete satisfaction of the obligations under the Debenture and that at the closing, the obligations shall be deemed to have been paid in full and indefeasibly discharged by the assignment and stock issuance with no further obligations existing under the Debenture and the Debenture shall be extinguished and canceled in its entirety and Centurion will then release and forever discharge the Company and the subsidiaries of the Company, of and from any and all past, present or future claims, demands, obligations, actions, causes of action, rights, damages, costs, loss of services, expenses and compensation which Centurion now has, or which may hereafter accrue or otherwise be acquired, on account of, or in any way growing out of the Debenture, the Security Agreement and the Guarantee (the “Settlement”).

Upon the closing under the Amended and Restated MOU, Centurion will issue to the Company a release and cancellation of the Debenture, the Security Documents and Centurion’s Security Interests and guarantee under the Security Documents.

Under the Amended and Restated MOU, the Company acknowledged that it may be in default under certain of the covenants and provisions of the Debenture and the Security Documents (collectively, the “Loan Documents”), pursuant to which the Lender has the right to accelerate its obligations under the Loan Documents. In consideration of the settlement terms in the Amended and Restated MOU, from the date of the Amended and Restated MOU until October 10, 2024, the Lender agreed to forbear in the exercise of any rights or remedies, whether granted in Loan Documents or under law, with respect to the Company or any of its assets (the “Forbearance Period”), other than the exercise of the Permitted Remedies. After October 10, 2024, Centurion will provide the Company 15 business days notice of its intention to foreclose. During the 15-day period, the Company and Centurion will work collaboratively to develop and agree upon a strategy to effectuate a corporate reorganization.

As used in the Amended and Restated MOU, the “Permitted Remedies” shall be limited solely to (i) enforce the terms of the MOU and (ii) to obtain the benefits of the continuing indemnification obligations of the Company to Lenders in the Loan Documents. The Forbearance Period terminated automatically upon the occurrence of any of the following events: (i) the commencement by the Company or any its subsidiaries of a voluntary proceeding seeking relief with respect to itself or its debts under any bankruptcy, insolvency or similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for it or any substantial part of its assets; or its consent to any of the foregoing in any involuntary proceeding against it; or makes an assignment for the benefit of, or the offering to or entering into by. The Company or any of its Subsidiaries of any reorganization with its creditors, (ii) commencement of an involuntary proceeding against the Company or any of its subsidiaries of the kind described in clause (i) above.

Centurion also agreed to the cancellation of all of its common stock purchase warrants of the Company.”

(7)	On page 4, the second and third bullets under the Section heading “Summary Terms of the Convertible Note Exchange Offer” is amended and restated as follows:
	•	Pursuant to the Convertible Note Exchange Offer, each Holder who validly tenders and does not revoke all Assure Convertible Debentures held by such Holder will receive the Exchange Consideration, being for each $1,000 claim, consisting of principal amount, and accrued and unpaid interest through, and including, September 20, 2024, of Assure Convertible Debentures, 1,000 shares of Common Stock equal to the quotient of $1,000 divided by $1.00. See “The Convertible Note Exchange Offer – General Terms and Eligibility” beginning on page 20.

	•	Holders who tender and do not revoke their Assure Convertible Debentures in the Convertible Note Exchange Offer will not be entitled to any interest on such Assure Convertible Debentures from September 20, 2024, regardless of when the Convertible Note Exchange Offer closes and settles, and any subsequent interest that would otherwise have been earned on such Assure Convertible Debentures will be deemed paid in full upon receipt of the Exchange Consideration in the Convertible Note Exchange Offer. See “The Convertible Note Exchange Offer – General Terms and Eligibility” beginning on page 20.

(8)	On page 4, the fifth bullet under the Section heading “Summary Terms of the Convertible Note Exchange Offer” is amended and restated as follows:

	•	Assure will not issue fractional shares of Common Stock in connection with the Convertible Note Exchange Offer. Holders otherwise entitled to receive a fractional share will receive, for each such fractional share, a cash payment in an amount equal to product of the per share price of $1.00 multiplied by the fraction of a share to which such Holder is entitled. See “The Convertible Note Exchange Offer – General Terms and Eligibility” beginning on page 20

(9)	On page 5, the bullet under the Section heading “Withdrawal Rights” is amended and restated as follows:

		•	Tenders of Assure Convertible Debentures in the Convertible Note Exchange Offer may be withdrawn at any time prior to the Expiration Date, after which such Assure Convertible Debentures may not be withdrawn, To be effective, a completed and signed Withdrawal Form must be delivered to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com no later than 11:59 p.m., Denver Time, on September 20, 2024. Only withdrawals that are complete, signed and actually received by Mr. Farlinger by the deadline will be accepted. Partial revocations are not permitted. See “The Convertible Note Exchange Offer – Withdrawal Rights” beginning on page 24.

(10)	On page 5, the bullet under the Section heading “Expiration Date” is amended and restated as follows:

		•	The Convertible Note Exchange Offer will expire at 11:59 p.m., Denver time, on September 20, 2024, unless extended. In order to receive shares of Common Stock pursuant to the Convertible Note Exchange Offer, Holders must properly tender (and not validly revoke) their Assure Convertible Debentures prior to the Expiration Date. See “The Convertible Note Exchange Offer – Exchange Offer Period; Extension of Offer; Right to Terminate Offer” beginning on page 21.

(11)	On page 5, the first bullet under the Section heading “Procedures for Tendering Assure Convertible Debentures” is amended and restated as follows:

		•	If you wish to participate in the Convertible Note Exchange Offer, you should deliver the completed and signed Letter of Transmittal along with your Assure Convertible Debenture to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com for receipt no later than 11:59 p.m., Denver Time on September 20, 2024. Only responses that are complete, signed and actually received by Mr. Farlinger by the deadline will be accepted. See “The Convertible Note Exchange Offer – Procedures for Electing to Exchange Assure Convertible Notes” beginning on page 23.

(12)	On page 8, the terms “Expiration Date”, “Offer Period” and “Offering Period” are amended to reflect that the Expiration Date and end date of the Offer Period and Offering Period is 11:59 p.m. (Denver Time) on September 20, 2024.

(13)

On page 8, the second sentence to the answer to Q1. What is the Convertible Note Exchange Offer? is amended and restated as follows::

“For each $1,000 claim, consisting of principal amount, and accrued and unpaid interest through, and including, September 20, 2024, of Assure Convertible Debentures, 1,000 shares of Common Stock equal to the quotient of $1,000 divided by $1.00.

(14)	On page 8, the answer to Q4 is amended and restated as follows:

“A4. If you choose to participate in this Convertible Note Exchange Offer, you must do the following no later than 11:59 p.m. Denver Time on September 20, 2024 (the expiration date):

	1.	Properly complete, sign and date the attached Letter of Transmittal (the “Letter of Transmittal”).

	2.	Deliver the completed and signed Letter of Transmittal along with your Assure Convertible Debenture to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com for receipt no later than 11:59 p.m., Denver Time on September 20, 2024. Only responses that are complete, signed and actually received by Mr. Farlinger by the deadline will be accepted.

This is a one-time offer. We reserve the right to reject any Letters of Transmittal that we reasonably determine are not in appropriate form, are not made by an Eligible Holder or that we determine are unlawful to accept. Subject to the terms and conditions of this Offer Letter, we will accept all properly completed documents promptly after the expiration of this Convertible Note Exchange Offer. (See Section 4)

Your election to participate becomes irrevocable after 11:59 p.m. Denver Time, September 20, 2024, unless the Convertible Note Exchange Offer is extended past that time, in which case your election will become irrevocable after the new expiration date.

We may extend this Convertible Note Exchange Offer. If we extend this Convertible Note Exchange Offer, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Denver Time, on the U.S. business day following the previously scheduled Expiration Date.

Only responses that are complete, signed and actually received by the deadline will be accepted. We intend to confirm the receipt of your Letter of Transmittal, and/or any Withdrawal Form by e-mail within two (2) U.S. business days of our receipt thereof. If you have not received an e-mail confirmation, you must confirm that we have received your Letter of Transmittal or Withdrawal Form.”

(15)

On page 10, the answer to Q6 is amended and restated as follows:

“A6. If you elect to participate in the Convertible Note Exchange Offer and have your Assure Convertible Debenture(s) tendered for exchange, your Assure Convertible Debenture will be exchanged for the Exchange Consideration on the same day as the Expiration Date. The Expiration Date will be 11:59 pm Denver Time on September 20, 2024, unless the Offer Period is extended. As of that date, you will have exchanged your Assure Convertible Debentures for the Exchange Consideration.”

(16)

On page 10, the answer to Q7 is amended and restated as follows:

“A7. If accepted, we will exchange your Assure Convertible Debentures for the Exchange Consideration within 2 trading days of September 20, 2024.”

(17)

On page 11, the answer to Q17 is amended and restated as follows:

“A17. The Convertible Note Exchange Offer will expire at 11:59 p.m., Denver time, on September 20, 2024, or at such other time if this date is extended by us.  Assure Convertible Debentures tendered may be validly withdrawn at any time before 11:59 p.m., Denver time, on the Expiration Date, but not thereafter.”

(18)	On page 11, the answer to Q21 is amended and restated as follows:

“A21. To withdraw your election, you must do the following before the Expiration Date:

	1.	Properly complete, sign and date the attached Withdrawal Form.

	2.	Deliver the completed and signed Withdrawal Form to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com no later than 11:59 p.m., Denver Time, on September 20, 2024. Only withdrawals that are complete, signed and actually received by Mr. Farlinger by the deadline will be accepted.”

(19)

On page 12, the answer to Q28 is amended and restated as follows:

“A.28. If you do not participate in the Convertible Note Exchange Offer, you will continue to be able to voluntarily convert your Assure Convertible Debentures into shares of Common Stock based on the current conversion rate of $2,520 per share or approximately 0.04 shares of Common Stock per $1,000 claim.

If you validly tender Assure Convertible Debentures in the Convertible Note Exchange Offer and we accept them for exchange, you will be entitled to receive, for each $1,000 claim, consisting of principal amount, and accrued and unpaid interest through, and including, September 20, 2024, of Assure Convertible Debentures, 1,000 shares of Common Stock equal to the quotient of $1,000 divided by $1.00.”

(20)

On page 20, the second sentence under the Section heading “The Convertible Note Exchange Offer” is amended and restated as follows:

“This Exchange Offer will expire on September 20, 2024 at 11:59 p.m. Denver Time (such date and time may be extended in accordance with applicable law). You may withdraw your Assure Convertible Debenture that you tendered in the Convertible Note Exchange Offer on or prior to this date.”

(21)

On page 20, the second and third sentence under the Section heading “The Convertible Note Exchange Offer – General Terms and Eligibility – General Terms” is amended and restated as follows:

“Pursuant to the Convertible Note Exchange Offer, each Holder who validly tenders and does not revoke all Assure Convertible Debentures held by such Holder will receive the Exchange Consideration, being for each $1,000 claim, consisting of principal amount, and accrued and unpaid interest through, and including, September 20, 2024, of Assure Convertible Debentures, 1,000 shares of Common Stock equal to the quotient of $1,000 divided by $1.00.

Holders who tender and do not revoke their Assure Convertible Debentures in the Convertible Note Exchange Offer will not be entitled to any interest on such Assure Convertible Debentures from September 20, 2024, regardless of when the Convertible Note Exchange Offer closes and settles, and any subsequent interest that would otherwise have been earned on such Assure Convertible Debentures will be deemed paid in full upon receipt of the Exchange Consideration in the Convertible Note Exchange Offer.”

(22)

On page 22, the first sentence under the Section heading “The Convertible Note Exchange Offer – Exchange Offer Period; Extension of Offer” is amended and restated as follows:

“The Convertible Note Exchange Offer will be open until September 20, 2024, at 11:59 p.m., Denver Time, unless earlier withdrawn or extended by the Company.”

(23)

On page 23, the second paragraph under the Section heading “The Convertible Note Exchange Offer - Proper Tender of Assure Convertible Debentures” is amended and restated as follows:

“The method of delivery of all required documents is at the option and risk of the tendering Holders. If delivery is by mail, we recommend registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery. Assure Convertible Debentures will be deemed properly tendered during the Offer Period only if the Assure Convertible Debentures being exchanged are delivered to the Company by 11:59 p.m., Denver Time, on September 20, 2024, at Assure Holdings Corp., Attn: 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111 and are accompanied by properly completed and duly executed Letter of Transmittal.”

(24)

On page 24, the first two paragraphs under the Section heading “The Convertible Note Exchange Offer – Withdrawal Rights” are amended and restated as follows:

“Tenders of Assure Convertible Debentures made pursuant to the Convertible Note Exchange Offer may be withdrawn at any time prior to the Expiration Date of the Offer Period. If the Offer Period is extended, you may withdraw your tendered Assure Convertible Debentures at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that Assure Convertible Debentures that are not accepted by us for payment of the Exchange Consideration by September 20, 2024 may be withdrawn.

To be effective, a completed and signed Withdrawal Form must be delivered to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com no later than 11:59 p.m., Denver Time, on September 20, 2024. Only withdrawals that are complete, signed and actually received by Mr. Farlinger by the deadline will be accepted.”

(25)

On page 25, the first paragraph under the Section heading “The Convertible Note Exchange Offer – Acceptance for Issuance of the Exchange Consideration” is amended and restated as follows:

“We will accept for exchange Assure Convertible Debentures validly tendered until 11:59 p.m., Denver Time, on September 20, 2024, unless earlier withdrawn or further extended by the Company. The certificates or DRS advice slips representing the shares of Common Stock to be issued as the Exchange Consideration upon the exchange of Assure Convertible Debentures during the Offer Period, will be delivered along with a check for any cash payment due for payment of fractional shares promptly within 2 business days following September 20, 2024.”

(26)

On page 26, the disclosure under the Section heading “Description of Other Indebtedness” is supplemented as follows:

“On August 30, 2024, the Company entered into a binding amended and restated memorandum of understanding (the “Amended and Restated MOU”) with Centurion pursuant to which the Company and Centurion agreed to amend certain of the terms of that certain binding memorandum of understanding dated July 18, 2024 by and between the Company and Centurion (the “Original MOU”). The Amended and Restated MOU sets forth the terms for the settlement of the Company’s obligations under that certain debenture issued on June 9, 2021 (the “Debenture”) to Centurion, acting on behalf of the lenders thereunder, from time to time (the “Lender”), with a maturity date of June 9, 2025 (the “Maturity Date”), in the principal amount of $11 million related to a credit facility comprised of a $6 million senior term loan (the “Senior Term Loan”), a $2 million senior revolving loan (the “Senior Revolving Loan”) and a $3 million senior term acquisition line (the “Senior Term Acquisition Line” and together with the Senior Term Loan and the Senior Revolving Loan, the “Credit Facility”). The Debenture and the Credit Facility issued pursuant to the terms of a commitment letter dated March 8, 2021 (the “Commitment Letter”).

The Debenture is secured by Centurion’s security interests under that certain General Security Agreement dated June 9, 2021 (the “Security Agreement”) with Centurion, pursuant to which, among other things, the Company and the subsidiaries named therein granted Centurion, in its capacity as agent and nominee to the Lender, a first priority security interest (the “Security Interest”) on all of the assets of the Company and the subsidiaries, respectively, defined as “Collateral” under the Security Agreement (the “Collateral”) and to all “Intellectual Property” (as defined in the Security Agreement, the “Intellectual Property”) of the Company and the subsidiaries. As a further security for the repayment of the Company’s obligations, the subsidiaries of the Company entered into a Guarantee and Indemnity Agreement dated June 9, 2021 (the “Guarantee”, together with the Security Agreement, the “Security Documents”) with Centurion, as lender and as agent and nominee for certain lenders pursuant to the Debenture, pursuant to which the Subsidiaries irrevocably and unconditionally guaranteed to Centurion, as a continuing obligation, the full and punctual payment and performance of the Obligations when due, whether at stated maturity, by acceleration, declaration, demand, or otherwise

Under the Amended and Restated MOU, the Company and Centurion agreed to settle the Company’s obligations under the Debenture in accordance with (i) the assignment of certain assets of the Company to Centurion, as set forth below (the “Assigned Assets”), (ii) the completion of a share payment of 9,135,924 shares of common stock (the “Share Payment Shares”), at a price of $0.70 per share for the reduction of the Obligations under the Debenture, and (iii) the Company obtaining settlement of all outstanding claims and obligations of the Company set forth on Exhibit 1 to the Amended and Restated MOU by October 10, 2024.

The Company has also agreed to pay to Centurion a cash payment as follows: If between the date of the Amended and Restated MOU and December 10, 2024, the Company closes a public or private offering of the Company’s equity securities for cash, the Company will pay to Centurion fifty percent of the net proceeds in cash and reduce the Share Payment Shares by the equal dollar amount (the “Cash Payment”).

The Assigned Assets under the MOU are as follows:

(g)	At closing, the Company will assign to Centurion 75% of the Company’s portion of federal and state settlements and IDR Awards under the “No Suprises Act” (the “IDR Accounts Receivable”). Centurion will be entitled to cash receipts from the assigned IDR Accounts Receivable in the amount of 75% of the amount to which the Company is entitled of the collected amount of all amounts as collected and the Company will retain rights to cash receipts from the assigned IDR Accounts Receivable as to 25% of the amount to which the Company is entitled of the collected amount.

(h)	The Company’s Employee Retention Tax Credit refund from the Internal Revenue Service from the tax years 2020 through 2021.

The Company has agreed to issue the Share Payment Shares (as disclosed above) on or before September 10, 2024. The closing on the other settlement terms set forth above (the “Settlement Terms”) is to occur on or before October 10, 2024 (the “Closing Date”).

Under the Amended and Restated MOU, Centurion has agreed that closing on the Settlement Terms on or before the Closing Date constitutes complete satisfaction of the obligations under the Debenture and that at the closing, the obligations shall be deemed to have been paid in full and indefeasibly discharged by the assignment and stock issuance with no further obligations existing under the Debenture and the Debenture shall be extinguished and canceled in its entirety and Centurion will then release and forever discharge the Company and the subsidiaries of the Company, of and from any and all past, present or future claims, demands, obligations, actions, causes of action, rights, damages, costs, loss of services, expenses and compensation which Centurion now has, or which may hereafter accrue or otherwise be acquired, on account of, or in any way growing out of the Debenture, the Security Agreement and the Guarantee (the “Settlement”).

Upon the closing under the Amended and Restated MOU, Centurion will issue to the Company a release and cancellation of the Debenture, the Security Documents and Centurion’s Security Interests and guarantee under the Security Documents.

Under the Amended and Restated MOU, the Company acknowledged that it may be in default under certain of the covenants and provisions of the Debenture and the Security Documents (collectively, the “Loan Documents”), pursuant to which the Lender has the right to accelerate its obligations under the Loan Documents. In consideration of the settlement terms in the Amended and Restated MOU, from the date of the Amended and Restated MOU until October 10, 2024, the Lender agreed to forbear in the exercise of any rights or remedies, whether granted in Loan Documents or under law, with respect to the Company or any of its assets (the “Forbearance Period”), other than the exercise of the Permitted Remedies. After October 10, 2024, Centurion will provide the Company 15 business days notice of its intention to foreclose. During the 15-day period, the Company and Centurion will work collaboratively to develop and agree upon a strategy to effectuate a corporate reorganization.

As used in the Amended and Restated MOU, the “Permitted Remedies” shall be limited solely to (i) enforce the terms of the MOU and (ii) to obtain the benefits of the continuing indemnification obligations of the Company to Lenders in the Loan Documents. The Forbearance Period terminated automatically upon the occurrence of any of the following events: (i) the commencement by the Company or any its subsidiaries of a voluntary proceeding seeking relief with respect to itself or its debts under any bankruptcy, insolvency or similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for it or any substantial part of its assets; or its consent to any of the foregoing in any involuntary proceeding against it; or makes an assignment for the benefit of, or the offering to or entering into by. The Company or any of its Subsidiaries of any reorganization with its creditors, (ii) commencement of an involuntary proceeding against the Company or any of its subsidiaries of the kind described in clause (i) above.

Centurion also agreed to the cancellation of all of its common stock purchase warrants of the Company.”